EXHIBIT 99.1

GenCorp Reports 2014 Second Quarter Results

SACRAMENTO, Calif., July 9, 2014 (GLOBE NEWSWIRE) -- GenCorp Inc. (NYSE:GY) today reported results for the second quarter ended May 31, 2014.

Financial Overview

Second Quarter of Fiscal 2014 compared to Second Quarter of Fiscal 2013

  Net sales for the second quarter of fiscal 2014 totaled $403.1 million compared to $286.6 million for the second quarter of fiscal 2013.
  Net loss for the second quarter of fiscal 2014 was $50.2 million, or $0.87 loss per share, compared to a net loss of $11.8 million, or $0.20 loss per share, for the second quarter of fiscal 2013.
  Repurchased $45.7 million principal of the Company's 4.0625% Convertible Subordinated Debentures ("4 1/16% Debentures") up to 206% of par resulting in a charge of $45.9 million during the second quarter of fiscal 2014.
  Adjusted EBITDAP (Non-GAAP measure*) for the second quarter of fiscal 2014 was $33.5 million, or 8.3% of net sales, compared to $30.6 million or 10.7% of net sales, for the second quarter of fiscal 2013.
  Segment performance (Non-GAAP measure*) before environmental remediation provision adjustments, retirement benefit plan expense, and unusual items was $24.5 million for the second quarter of fiscal 2014, compared to $37.4 million for the second quarter of fiscal 2013.
  Cash provided by operating activities in the second quarter of fiscal 2014 totaled $3.0 million, compared to $12.0 million in the second quarter of fiscal 2013.
  Free cash flow (Non-GAAP measure*) in the second quarter of fiscal 2014 totaled ($6.2) million, compared to ($0.6) million in the second quarter of fiscal 2013.
  As of May 31, 2014, the Company had $662.3 million in net debt (Non-GAAP measure*) compared to $102.8 million as of May 31, 2013.
  Repurchased 3.0 million of the Company's common shares at a cost of $55.9 million during the second quarter of fiscal 2014.
  As of May 31, 2014, the Company had $2.0 billion of funded backlog.

First Half of Fiscal 2014 compared to First Half of Fiscal 2013

  Net sales for the first half of fiscal 2014 totaled $732.8 million compared to $530.3 million for the first half of fiscal 2013.
  Net loss for the first half of fiscal 2014 was $52.3 million, or $0.89 loss per share, compared to a net loss of $25.8 million, or $0.43 loss per share, for the first half of fiscal 2013.
  Repurchased $50.2 million principal of the Company's 4 1/16% Debentures up to 212% of par resulting in a charge of $50.8 million during the first half of fiscal 2014.
  Adjusted EBITDAP (Non-GAAP measure*) for the first half of fiscal 2014 was $74.4 million, or 10.2% of net sales, compared to $60.4 million or 11.4% of net sales, for the first half of fiscal 2013.
  Segment performance (Non-GAAP measure*) before environmental remediation provision adjustments, retirement benefit plan expense, and unusual items was $58.8 million for the first half of fiscal 2014, compared to $67.6 million for the first half of fiscal 2013.
  Cash (used in) provided by operating activities in the first half of fiscal 2014 totaled ($22.3) million, compared to $18.9 million in the first half of fiscal 2013.
  Free cash flow (Non-GAAP measure*) in the first half of fiscal 2014 totaled ($40.8) million, compared to ($2.8) million in the first half of fiscal 2013.
  Repurchased 3.5 million of the Company's common shares at a cost of $64.5 million during the first half of fiscal 2014.

_________

* The Company provides Non-GAAP measures as a supplement to financial results based on accounting principles generally accepted in the United States ("GAAP"). A reconciliation of the Non-GAAP measures to the most directly comparable GAAP measures is included at the end of the release.

"We continued to advance the maturity and strength of our contract portfolio in the second quarter of fiscal 2014 by achieving important development milestones across each of our major product segments, which include Space Launch, Missile Defense and Tactical Systems," said GenCorp President and Chief Executive Officer Scott Seymour. "These results, coupled with the significant priority our customers place on our products, have allowed us to continue to expand our backlog and improve our capital structure. Total contract backlog eclipsed $3 billion during the quarter while we repurchased $46 million par value of convertible notes, closed on a $300 million amended credit facility and a $100 million delayed draw credit facility, and repurchased an additional 3.0 million shares of our common stock. In addition, we continue to remain on schedule with the integration of Rocketdyne and the ongoing restructuring activity of the new, combined business. Collectively, this progress strengthens a foundation that will enable us to create value for all of our stakeholders well into the future."

Operations Review

Aerospace and Defense Segment

	Three months ended May 31,		Six months ended May 31,
	2014	2013	2014	2013
	(In millions, except percentage amounts)
Net Sales
Aerojet
Standard Missile	$ 49.7	$ 88.7	$ 90.3	$ 167.8
Atlas V	27.3	33.1	41.1	45.9
Antares	(1.7)	9.1	5.9	17.7
Triple Target Terminator ("T-3") IIA and IIB	0.2	11.6	3.1	21.6
All other programs	152.7	142.9	254.6	246.9
Extra week of sales in fiscal 2013 (see below)	—	—	—	27.8
Rocketdyne	173.3	—	334.7	—
	$ 401.5	$ 285.4	$ 729.7	$ 527.7

Adjusted segment profit before purchase accounting adjustments, loss on Antares and Standard Missile programs (Non-GAAP measure)	$ 45.0	$ 31.8	$ 84.6	$ 55.8
Purchase accounting adjustments (1)	(6.9)	—	(13.6)	—
Loss on Antares program	(13.7)	(0.2)	(13.9)	(0.4)
(Loss) profit on Standard Missile program	(0.8)	4.8	(0.1)	10.2
Segment profit before environmental remediation provision adjustments, retirement benefit plan expense and unusual items (Non-GAAP measure) (1)	$ 23.6	$ 36.4	$ 57.0	$ 65.6

Adjusted segment margin before purchase accounting adjustments, loss on Antares and Standard Missile programs (Non-GAAP measure)	11.2%	11.1%	11.6%	10.6%
Segment margin before environmental remediation provision adjustments, retirement benefit plan expense and unusual items (Non-GAAP measure) (1)	5.9%	12.8%	7.8%	12.4%

(1) Includes expenses of $6.9 million, 1.7% of net sales, in the second quarter of fiscal 2014 and expenses of $13.6 million, 1.9% of net sales, in the first half of fiscal 2014 related to the following purchase accounting adjustments, all of which are not allocable to the Company's U.S. government contracts, for the acquisition of United Technologies Corporation's ("UTC") Pratt & Whitney Rocketdyne (the "Rocketdyne Business"): (i) depreciation associated with the step-up in fair value of tangible assets; (ii) amortization of intangible assets associated with the Rocketdyne Business acquisition; and (iii) cost of sales associated with the step-up in fair value of inventory.

The increase in net sales in the second quarter and first half of fiscal 2014 was primarily related to activity from the Rocketdyne Business which was acquired on June 14, 2013. The Rocketdyne Business contributed $173.3 million and $334.7 million, of net sales during the second quarter and first half of fiscal 2014, respectively. However, business in the second quarter of fiscal 2014 continued to experience sales fluctuations which began in the first quarter of fiscal 2014 driven by the transition of the Standard Missile 3 Block IB contract from a cost reimbursable development contract to a fixed price production contract as a result of a favorable acquisition decision.

Sales on the Standard Missile 3 Block IIA contract, the Missile Defense Agency's (the "MDA") newest member of the Standard Missile family, were also lower for the second quarter and first half of fiscal 2014 when compared to the same periods in fiscal 2013, reflecting work entering the latter stages of planned development activity in preparation for an expected U.S. government acquisition decision to enter low-rate initial production. This contract is being conducted by the MDA jointly with Japan and supports a critical need to provide regional missile defense capability supporting U.S. and Japanese interests in Asia and around the world.

In addition, the second quarter and first half of fiscal 2014 sales recorded on the Standard Missile 1 contract were significantly lower as compared to second quarter and first half of fiscal 2013 as re-grain motor deliveries have largely been completed on the latest Foreign Military Sales ("FMS") order for international customers. This kind of FMS contract intermittency is typical of the Company's recent history on the Standard Missile 1 contract.

While, in aggregate, the Standard Missile family of contracts recorded a sales reduction totaling $39.0 million in the second quarter of fiscal 2014 and $77.5 million for the first half of fiscal 2014, as compared to the same prior year periods, considerable progress has been made in advancing the maturity of the Missile Defense product line.

In the space launch program area, the Atlas V solid rocket booster production program saw a decrease in sales of $5.8 million when compared to the second quarter of last year and a decrease of $4.8 million for the first half of fiscal 2014, attributable to a difference in timing of booster deliveries during the same prior year periods.

Antares AJ26 engine sales were impacted during the second quarter of fiscal 2014 by the failure of an engine during an evaluation test in support of the Antares booster engine program. This action resulted in a decrease of $10.8 million of sales during the second quarter of fiscal 2014 and a decrease of $11.8 million for the first half of fiscal 2014 as compared to the same periods last year.

In the tactical propulsion product area, a decrease of $11.4 million in sales during the second quarter of fiscal 2014 and a decrease in sales of $18.5 million for the first half of fiscal 2014 as compared to the same periods last year were recorded as development work on the T-3 IIA and IIB contracts was completed and this contract is now transitioning to the next phase.

The Company's fiscal year ends on November 30 of each year. The fiscal year of the Company's subsidiary, Aerojet Rocketdyne, ends on the last Saturday of November. As a result of the 2013 calendar, Aerojet Rocketdyne had 13 weeks of operations in the first quarter of fiscal 2014 compared to 14 weeks of operations in the first quarter of fiscal 2013. The additional week of operations in the first quarter of fiscal 2013 accounted for $27.8 million in additional net sales.

The decrease in the segment margin before environmental remediation provision adjustments, retirement benefit plan expense, and unusual items in the second quarter of fiscal 2014 compared to the second quarter of fiscal 2013, was primarily due to (i) cost growth and an engine test anomaly on the Antares AJ26 program which resulted in a $13.5 million, 3.4% of net sales, impact; (ii) cost growth of $5.6 million, 1.4% of net sales, on the Standard Missile program primarily associated with increased investment in the early production phase of the Standard Missile 3 Block IB contract and Standard Missile 3 Block IIA development contract as it completes qualification and (iii) Rocketdyne purchase accounting adjustments, which are not allocable to the Company's U.S. government contracts, of $6.9 million, 1.7% of net sales.

The decrease in the segment margin before environmental remediation provision adjustments, retirement benefit plan expense, and unusual items in the first half of fiscal 2014 compared to the first half of fiscal 2013, was primarily due to (i) cost growth and an engine test anomaly on the Antares AJ26 program which resulted in a $13.5 million, 1.9% of net sales, impact; (ii) cost growth of $10.3 million, 1.4% of net sales, on the Standard Missile program primarily associated with reduced sales volume and increased investment in the early production phase of the Standard Missile 3 Block IB contract and Standard Missile 3 Block IIA development contract as it completes qualification; and (iii) Rocketdyne purchase accounting adjustments,which are not allocable to the Company's U.S. government contracts, of $13.6 million, 1.9% of net sales.

A summary of the Company's backlog is as follows:

	May 31,	November 30,
	2014	2013
	(In billions)
Funded backlog	$ 2.0	$ 1.7
Unfunded backlog	1.1	0.8
Total contract backlog	$ 3.1	$ 2.5

The increase in backlog from November 30, 2013 is primarily due to receipt of large multi-year awards on the Atlas V and Terminal High Altitude Area Defense programs, increasing the Company's confidence in the strength of future sales.

Total backlog includes both funded backlog (unfilled orders for which funding is authorized, appropriated and contractually obligated by the customer) and unfunded backlog (firm orders for which funding has not been appropriated). Indefinite delivery and quantity contracts and unexercised options are not reported in total backlog. Backlog is subject to funding delays or program restructurings/cancellations which are beyond the Company's control.

The Rocketdyne Business integration costs incurred and capitalized through May 31, 2014, all of which the Company believes will be allocated to the Company's U.S. government contracts, totaled $22.2 million. Integration activities are expected to continue at least into the first half of fiscal 2015 when the integration of the Rocketdyne Business into the Company's enterprise resource planning ("ERP") system is scheduled to be complete. The final determination as to whether these integration costs are reimbursable from the U.S. government is based on the Company's planned integration savings exceeding its restructuring costs by a factor of at least two to one. The Company believes that the anticipated restructuring savings will exceed restructuring costs by a factor of at least two to one; therefore, the costs were deferred as the Company believes that subsequent recovery of said costs through the pricing of our products and services to the U.S. government is probable. The Company reviews on a quarterly basis the probability of recovery of these costs. Costs and related anticipated savings are included in the Company's rates and reflected in its results of operations. The costs are not billable on the contracts until agreement with the U.S. government is reached. Capital expenditures in the first half of fiscal 2014 related to the consolidation of Rocketdyne facilities totaled $8.7 million. These consolidation activities are part of an overall integration plan, that, when completed, are expected to improve the overall operating efficiency of the newly combined business.

Real Estate Segment

Sales and segment performance for the second quarter of fiscal 2014 were $1.6 million and $0.9 million, respectively, compared to $1.2 million and $1.0 million for the second quarter of fiscal 2013, respectively. Net sales and segment performance consist primarily of rental property operations.

The City of Folsom ("Folsom") gave final approval to a Development Agreement ("DA") for the Company's Hillsborough at Easton Project which vests the approved entitlements and grants development rights for 30 years. The DA is a formal contract between the landowner and Folsom and vests the rights, development specifications, zoning, and other granted entitlements for the approved development plan and protects against potentially undesirable, unilateral changes by Folsom within the 30-year period while also delineating other details including development impact fees, bond districts and development financing mechanisms over the life of the agreement. With the completion of this important DA for the Hillsborough at Easton Project, a total of three projects within the Easton Master Plan areas are now entitled with completed long-term DAs. They include Easton Place, Glenborough at Easton and Hillsborough at Easton. Because the terms of the DA are integral to the execution of development work, potential buyers/developers now have improved profit visibility and decreased financial risk for subsequent development of the affected property.

Additional Information

Included in the loss from continuing operations before income taxes for the periods presented are as follows:

	Three months ended May 31,		Six months ended May 31,
	2014	2013	2014	2013
	(In millions)
Rocketdyne Business acquisition costs not allocable to the Company's U.S. government contracts:
Interest expense associated with financing of the Rocketdyne Business acquisition	$ 8.2	$ 8.2	$ 16.4	$ 11.2
Amortization of the Rocketdyne Business intangible assets	3.0	—	6.0	—
Depreciation associated with the step-up in the fair value of the Rocketdyne Business' tangible assets	3.0	—	5.7	—
Cost of sales associated with the step-up in the fair value of the Rocketdyne Business' inventory	0.9	—	1.9	—
Total Rocketdyne Business acquisition costs	15.1	8.2	30.0	11.2
Other costs
Retirement benefit expense	8.9	16.1	17.8	32.0
Environmental remediation provision adjustments	0.5	4.0	2.6	3.5
Loss on debt repurchased	45.9	—	50.8	—
Stock-based compensation	1.6	3.1	3.0	6.3
Total other costs	56.9	23.2	74.2	41.8
	$ 72.0	$ 31.4	$ 104.2	$ 53.0

Share Repurchase Activity

During the second quarter of fiscal 2014, the Company repurchased 3.0 million of its common shares at a cost of $55.9 million (average price $18.62). During the first half of fiscal 2014, the Company repurchased 3.5 million of its common shares at a cost of $64.5 million (average price $18.64). The Company reflects stock repurchases in its financial statements on a "settlement" basis.

Debt Activity

As of May 31, 2014 and November 30, 2013, the Company's debt was as follows:

	May 31,	November 30,
	2014	2013
	(In millions)
Senior debt	$ 100.0	$ 45.0
Senior secured notes	460.0	460.0
Convertible subordinated notes	143.2	193.4
Other debt	79.8	0.8
Total debt	$ 783.0	$ 699.2

Revolving credit facility	$ 200.0	$ 150.0
Outstanding letters of credit	58.1	58.1
Availability under the revolving credit facility	$ 141.9	$ 91.9
Availability under the delayed draw term loan facility	$ 21.0	$ —

During the second quarter of fiscal 2014, the Company repurchased $45.7 million principal amount of its 4 1/16% Debentures at various prices ranging from 195% to 206% of par. A summary of the Company's loss on the 4 1/16% Debentures repurchased is as follows:

	Three months ended	Six months ended
	May 31, 2014
	(In millions)
Principal amount of 4 1/16% Debentures repurchased	$ 45.7	$ 50.2
Cash repurchase price	(91.4)	(100.8)
Write-off of the deferred financing costs	(0.2)	(0.2)
Loss on debt repurchased	$ (45.9)	$ (50.8)

Retirement Benefit Plans

As of May 31, 2014 and November 30, 2013, the Company's tax-qualified pension plans' assets were as follows:

	May 31,	November 30,
	2014	2013
	(In millions)
Defined benefit tax-qualified pension plans' assets	$ 1,257.3	$ 1,258.4

As of the last measurement date at November 30, 2013, the Company's unfunded pension obligation for the tax-qualified pension plans was $261.7 million. The Company does not expect to make any significant cash contributions to its government contractor business segment, Aerojet Rocketdyne, tax-qualified defined benefit pension plan until fiscal 2015, which are recoverable through its U.S. government contracts. Additionally, the Company does not expect to make any significant cash contributions to the GenCorp tax-qualified defined benefit pension plan until fiscal 2018 or later, which are not recoverable through its U.S. government contracts. The Company estimates that approximately 91% of its unfunded pension obligation as of November 30, 2013 is related to Aerojet Rocketdyne which will be recoverable through its U.S. government contracts.

The funded status of the pension plans may be adversely affected by the investment experience of the plans' assets, by any changes in U.S. law and by changes in the statutory interest rates used by tax-qualified pension plans in the U.S. to calculate funding requirements. Accordingly, if the performance of the Company's plans' assets does not meet assumptions, if there are changes to the Internal Revenue Service regulations or other applicable law or if other actuarial assumptions are modified, future contributions to the underfunded pension plans could be higher than the Company expects.

Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such statements in this release and in subsequent discussions with the Company's management are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein and in subsequent discussions with the Company's management that are not clearly historical in nature are forward-looking and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the Company's forward-looking statements. Some important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include, but are not limited to, the following:

  future reductions or changes in U.S. government spending;
  cancellation or material modification of one or more significant contracts;
  negative audit of the Company's business by the U.S. government;
  the integration difficulties or inability to integrate the Rocketdyne Business into the Company's existing operations successfully or to realize the anticipated benefits of the acquisition;
  ability to manage effectively the Company's expanded operations following the acquisition of the Rocketdyne Business and the Company's recent capital transactions;
  the increase in the Company's leverage and debt service obligations as a result of the acquisition of the Rocketdyne Business;
  the Rocketdyne Business's international sales are subject to applicable laws relating to export controls, the violation of which could adversely affect its operations;
  the acquisition of the RD Amross, LLC is subject to a number of conditions which could delay or materially adversely affect the timing of its completion, or prevent it from occurring;
  cost overruns on the Company's contracts that require the Company to absorb excess costs;
  failure of the Company's subcontractors or suppliers to perform their contractual obligations;
  failure to secure contracts;
  failure to comply with regulations applicable to contracts with the U.S. government;
  failure to comply with applicable laws, including laws relating to export controls and anti-corruption or bribery laws;
  costs and time commitment related to potential acquisition activities;
  the Company's inability to adapt to rapid technological changes;
  failure of the Company's information technology infrastructure;
  failure to effectively integrate the Rocketdyne Business into the Company's enterprise resource planning system;
  product failures, schedule delays or other problems with existing or new products and systems;
  the release, or explosion, or unplanned ignition of dangerous materials used in the Company's businesses;
  loss of key qualified suppliers of technologies, components, and materials;
  the funded status of the Company's defined benefit pension plan and the Company's obligation to make cash contributions in excess of the amount that the Company can recover in its current period overhead rates;
  effects of changes in discount rates, actual returns on plan assets, and government regulations of defined benefit pension plans;
  the possibility that environmental and other government regulations that impact the Company become more stringent or subject the Company to material liability in excess of its established reserves;
  environmental claims related to the Company's current and former businesses and operations including the inability to protect or enforce previously executed environmental agreements;
  reductions in the amount recoverable from environmental claims;
  the results of significant litigation;
  occurrence of liabilities that are inadequately covered by indemnity or insurance;
  inability to protect the Company's patents and proprietary rights;
  business disruptions;
  the earnings and cash flow of the Company's subsidiaries and the distribution of those earnings to the Company;
  the substantial amount of debt which places significant demands on the Company's cash resources and could limit the Company's ability to borrow additional funds or expand its operations;
  the Company's ability to comply with the financial and other covenants contained in the Company's debt agreements;
  risks inherent to the real estate market;
  changes in economic and other conditions in the Sacramento, California metropolitan area real estate market or changes in interest rates affecting real estate values in that market;
  additional costs related to the Company's discontinued operations;
  the loss of key employees and shortage of available skilled employees to achieve anticipated growth;
  a strike or other work stoppage or the Company's inability to renew collective bargaining agreements on favorable terms;
  fluctuations in sales levels causing the Company's quarterly operating results and cash flows to fluctuate;
  failure to maintain effective internal controls in accordance with the Sarbanes-Oxley Act; and
  those risks detailed in the Company's reports filed with the SEC.

About GenCorp

GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the entitlement, sale and leasing of the Company's excess real estate assets. Additional information about the Company can be obtained by visiting the Company's website at http://www.GenCorp.com.

(Tables to follow)

GenCorp Inc.
Unaudited Condensed Consolidated Statements of Operations

	Three months ended May 31,		Six months ended May 31,
	2014	2013	2014	2013
	(In millions, except per share amounts)
Net sales	$ 403.1	$ 286.6	$ 732.8	$ 530.3
Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	367.0	254.4	653.0	471.9
Selling, general and administrative	9.2	13.5	18.4	25.8
Depreciation and amortization	15.4	5.3	30.2	11.4
Other expense, net
Loss on debt repurchased	45.9	—	50.8	—
Other	2.6	10.5	5.1	16.4

Total operating costs and expenses	440.1	283.7	757.5	525.5
Operating (loss) income	(37.0)	2.9	(24.7)	4.8
Non-operating (income) expense:
Interest income	—	(0.1)	—	(0.2)
Interest expense	12.6	12.6	25.0	23.8

Total non-operating expense, net	12.6	12.5	25.0	23.6
Loss from continuing operations before income taxes	(49.6)	(9.6)	(49.7)	(18.8)
Income tax (benefit) provision	(0.2)	2.1	1.8	7.0

Loss from continuing operations	(49.4)	(11.7)	(51.5)	(25.8)
Loss from discontinued operations, net of income taxes	(0.8)	(0.1)	(0.8)	—

Net loss	$ (50.2)	$ (11.8)	$ (52.3)	$ (25.8)

Loss Per Share of Common Stock
Basic and Diluted
Loss per share from continuing operations	$ (0.86)	$ (0.20)	$ (0.88)	$ (0.43)
Loss per share from discontinued operations, net of income taxes	(0.01)	—	(0.01)	—

Net loss per share	$ (0.87)	$ (0.20)	$ (0.89)	$ (0.43)

Weighted average shares of common stock outstanding, basic and diluted	57.9	59.5	58.7	59.4

GenCorp Inc.
Unaudited Operating Segment Information
	Three months ended May 31,		Six months ended May 31,
	2014	2013	2014	2013
	(In millions)
Net Sales:
Aerospace and Defense	$ 401.5	$ 285.4	$ 729.7	$ 527.7
Real Estate	1.6	1.2	3.1	2.6

Total Net Sales	$ 403.1	$ 286.6	$ 732.8	$ 530.3

Segment Performance:
Aerospace and Defense	$ 23.6	$ 36.4	$ 57.0	$ 65.6
Environmental remediation provision adjustments	(0.3)	(1.2)	(1.9)	(0.6)
Retirement benefit plan expense	(6.1)	(10.8)	(12.2)	(21.5)
Unusual items	(0.1)	(1.7)	(0.1)	(1.6)

Aerospace and Defense Total	17.1	22.7	42.8	41.9
Real Estate	0.9	1.0	1.8	2.0

Total Segment Performance	$ 18.0	$ 23.7	$ 44.6	$ 43.9

Reconciliation of segment performance to loss from continuing operations before income taxes:
Segment performance	$ 18.0	$ 23.7	$ 44.6	$ 43.9
Interest expense	(12.6)	(12.6)	(25.0)	(23.8)
Interest income	—	0.1	—	0.2
Stock-based compensation expense	(1.6)	(3.1)	(3.0)	(6.3)
Corporate retirement benefit plan expense	(2.8)	(5.3)	(5.6)	(10.5)
Corporate and other	(4.5)	(7.8)	(9.7)	(11.7)
Unusual items	(46.1)	(4.6)	(51.0)	(10.6)

Loss from continuing operations before income taxes	$ (49.6)	$ (9.6)	$ (49.7)	$ (18.8)

The Company evaluates its operating segments based on several factors, of which the primary financial measure is segment performance. Segment performance represents net sales from continuing operations less applicable costs, expenses and provisions for unusual items relating to the segment operations. Segment performance excludes corporate income and expenses, provisions for unusual items not related to the segment operations, interest expense, interest income, and income taxes. The Company believes that segment performance provides information useful to investors in understanding its underlying operational performance. Specifically, the Company believes the exclusion of the items listed above permits an evaluation and a comparison of results for on-going business operations. It is on this basis that management internally assesses the financial performance of its segments.

GenCorp Inc.
Unaudited Condensed Consolidated Balance Sheet
	May 31, 2014	November 30, 2013
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$ 120.7	$ 197.6
Accounts receivable	191.7	214.1
Inventories	131.9	105.9
Recoverable from the U.S. government and other third parties for environmental remediation costs	21.0	20.4
Receivable from Northrop Grumman Corporation ("Northrop")	6.0	6.0
Other receivables, prepaid expenses and other	19.6	22.4
Income taxes	10.7	12.6
Deferred income taxes	16.2	17.0

Total Current Assets	517.8	596.0
Noncurrent Assets
Property, plant and equipment, net	370.6	374.7
Real estate held for entitlement and leasing	83.2	80.2
Recoverable from the U.S. government and other third parties for environmental remediation costs	81.5	88.7
Receivable from Northrop	73.2	72.0
Deferred income taxes	170.2	175.7
Goodwill	164.4	159.6
Intangible assets	128.9	135.7
Other noncurrent assets, net	85.8	72.7

Total Noncurrent Assets	1,157.8	1,159.3

Total Assets	$ 1,675.6	$ 1,755.3

LIABILITIES, REDEEMABLE COMMON STOCK, AND SHAREHOLDERS' (DEFICIT) EQUITY
Current Liabilities
Short-term borrowings and current portion of long-term debt	$ 4.2	$ 2.9
Accounts payable	94.5	122.5
Reserves for environmental remediation costs	36.0	36.6
Postretirement medical and life insurance benefits	7.2	7.3
Advance payments on contracts	110.5	104.4
Other current liabilities	178.7	206.0

Total Current Liabilities	431.1	479.7
Noncurrent Liabilities
Senior debt	96.3	42.5
Second-priority senior notes	460.0	460.0
Convertible subordinated notes	143.0	193.2
Other debt	79.5	0.6
Reserves for environmental remediation costs	127.7	134.7
Pension benefits	252.7	261.7
Postretirement medical and life insurance benefits	57.5	59.3
Other noncurrent liabilities	76.8	73.8

Total Noncurrent Liabilities	1,293.5	1,225.8

Total Liabilities	1,724.6	1,705.5
Commitments and contingencies
Redeemable common stock	0.1	0.2
Shareholders' (Deficit) Equity
Common stock	5.9	5.9
Other capital	283.0	280.1
Treasury stock at cost	(64.5)	—
Accumulated deficit	(66.3)	(14.0)
Accumulated other comprehensive loss, net of income taxes	(207.2)	(222.4)

Total Shareholders' (Deficit) Equity	(49.1)	49.6

Total Liabilities, Redeemable Common Stock and Shareholders' (Deficit) Equity	$ 1,675.6	$ 1,755.3

GenCorp Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
	Six months ended May 31,
	2014	2013
	(In millions)
Operating Activities
Net loss	$ (52.3)	$ (25.8)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Loss from discontinued operations	0.8	—
Depreciation and amortization	30.2	11.4
Amortization of debt discount and financing costs	1.8	2.7
Stock-based compensation	3.0	6.3
Retirement benefit expense	17.8	32.0
Loss on debt redeemed	50.8	—
Loss on bank amendment	0.2	—
Tax benefit on stock-based awards	(1.3)	(0.1)
Changes in assets and liabilities	(73.2)	(7.5)
Net cash (used in) provided by continuing operations	(22.2)	19.0
Net cash used in discontinued operations	(0.1)	(0.1)
Net Cash (Used in) Provided by Operating Activities	(22.3)	18.9
Investing Activities
Purchase of restricted cash investments	—	(470.0)
Purchase of investment	—	(0.5)
Capital expenditures	(18.5)	(21.7)
Net Cash Used in Investing Activities	(18.5)	(492.2)
Financing Activities
Proceeds from the issuance of debt	179.0	460.0
Debt issuance costs	(4.1)	(13.1)
Debt repayments\repurchases	(145.8)	(1.3)
Proceeds from shares issued under equity plans, net	(2.0)	0.1
Purchase of treasury stock	(64.5)	—
Tax benefit on stock-based awards	1.3	0.1
Net Cash (Used in) Provided by Financing Activities	(36.1)	445.8
Net Decrease in Cash and Cash Equivalents	(76.9)	(27.5)
Cash and Cash Equivalents at Beginning of Year	197.6	162.1
Cash and Cash Equivalents at End of Year	$ 120.7	$ 134.6

Use of Unaudited Non-GAAP Financial Measures

In addition to segment performance (discussed above), the Company provides the Non-GAAP financial measure of its operational performance called Adjusted EBITDAP. The Company uses this metric to further its understanding of the historical and prospective consolidated core operating performance of its segments, net of expenses resulting from the Company's corporate activities in the ordinary, on-going and customary course of its operations. Further, the Company believes that to effectively compare the core operating performance metrics from period to period on a historical and prospective basis, the metric should exclude items relating to retirement benefits (pension and postretirement benefits), significant non-cash expenses, the impacts of financing decisions on the earnings, and items incurred outside the ordinary, on-going and customary course of its operations. Accordingly, the Company defines Adjusted EBITDAP as GAAP loss from continuing operations before income taxes adjusted by interest expense, interest income, depreciation and amortization, retirement benefit expense, and unusual items which the Company does not believe are reflective of such ordinary, on-going and customary activities. Adjusted EBITDAP does not represent, and should not be considered an alternative to, net loss, as determined in accordance with GAAP.

	Three months ended		Six months ended
	May 31, 2014	May 31, 2013	May 31, 2014	May 31, 2013
	(In millions, except percentage amounts)
Loss from continuing operations before income taxes	$ (49.6)	$ (9.6)	$ (49.7)	$ (18.8)
Interest expense	12.6	12.6	25.0	23.8
Interest income	—	(0.1)	—	(0.2)
Depreciation and amortization	15.4	5.3	30.2	11.4
Retirement benefit expense	8.9	16.1	17.8	32.0
Unusual items	46.2	6.3	51.1	12.2

Adjusted EBITDAP	$ 33.5	$ 30.6	$ 74.4	$ 60.4

Adjusted EBITDAP as a percentage of net sales	8.3%	10.7%	10.2%	11.4%

In addition to segment performance and Adjusted EBITDAP, the Company provides the Non-GAAP financial measures of free cash flow and net debt. The Company uses these financial measures, both in presenting its results to stakeholders and the investment community, and in its internal evaluation and management of the business. Management believes that these financial measures are useful because it presents the Company's business using the same tools that management uses to gauge progress in achieving its goals.

	Three months ended		Six months ended
	May 31, 2014	May 31, 2013	May 31, 2014	May 31, 2013
(In millions)
Cash provided by (used in) operating activities	$ 3.0	$ 12.0	$ (22.3)	$ 18.9
Capital expenditures	(9.2)	(12.6)	(18.5)	(21.7)

Free cash flow (1)	$ (6.2)	$ (0.6)	$ (40.8)	$ (2.8)

________

(1) Free Cash Flow, a Non-GAAP financial measure, is defined as cash flow from operating activities less capital expenditures. Free Cash Flow excludes any mandatory debt service requirements and other non-discretionary expenditures. Free Cash Flow should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to cash flows from operations presented in accordance with GAAP. The Company believes Free Cash Flow is useful as it provides supplemental information to assist investors in viewing the business using the same tools that management uses to gauge progress in achieving the Company's goals.

	May 31, 2014	May 31, 2013
	(In millions)
Debt principal	$ 783.0	$ 707.4
Cash and cash equivalents	(120.7)	(134.6)
Restricted cash	—	(470.0)

Net debt	$ 662.3	$ 102.8

Because the Company's method for calculating the Non-GAAP measures may differ from other companies' methods, the Non-GAAP measures presented above may not be comparable to similarly titled measures reported by other companies. These measures are not recognized in accordance with GAAP, and the Company does not intend for this information to be considered in isolation or as a substitute for GAAP measures.

CONTACT: Investors:
         Kathy Redd, vice president and chief financial officer
         916.355.2361
         Ron Samborsky, vice president, investor relations
         916.355.3610

         Media: Glenn Mahone, vice president, communications
         202.302.9941